Exhibit 99.1

For Immediate Release

Contact:	Patrick A. Reynolds Director of Investor Relations (706) 649-4973
Synovus Announces $500 Million Capital Plan and Stock Dividend
September 14, 2009 — Synovus Financial Corp. (NYSE: SNV) (the “Company”) announced today a capital plan pursuant to which the Company will undertake initiatives expected to increase its Tier 1 capital by approximately $400 million and improve its tangible common equity to tangible assets ratio by an amount that is representative of an additional $100 million of capital. The Company also announced a $0.01 per share third quarter dividend on its common stock.
Capital Plan
The principal elements of the Company’s capital plan include:
•	a public offering of up to $350 million of the Company’s common stock (the “Equity Offering”);

•	the exchange (the “Exchange Offer”) of up to 50 million newly issued shares of the Company’s common stock for a portion of the Company’s 4.875% Subordinated Notes Due 2013 (the “2013 Notes”); and

•	other balance sheet optimization initiatives designed to enhance the Company’s tangible common equity to tangible assets ratio by an amount that is representative of an additional $100 million of capital.
The Company believes that, if it is able to successfully complete its capital plan, it would:
•	possess a capital structure, and related regulatory capital ratios, that would better position the Company compared to its peers and would better enable it to address regulatory concerns as they may arise;

•	possess a capital cushion that would improve its ability to absorb additional losses that it could face under continuing or worsening adverse economic scenarios;

•	enjoy greater operational and strategic flexibility, which would, among other things, better position it to take advantage of potential acquisition, growth and other opportunities resulting from the distressed banking market in the Southeast; and

•	better position the Company to ultimately repay its approximately $1.0 billion in TARP capital.
The underwriters participating in the Equity Offering will have a 30-day option to purchase from the Company up to an additional 15% of the offered amount of common stock sold in the Equity Offering. Proceeds from the Equity Offering will be used for working capital and general corporate purposes.

The Company expects to implement other balance sheet initiatives in connection with the capital plan in the third and fourth quarters of 2009.
Dividend
The Company today announced a dividend of $0.01 per share on the Company’s common stock. The dividend will be payable on October 1, 2009 to shareholders of record as of September 17, 2009. Purchasers of common stock in the Equity Offering will not be entitled to this dividend.
About this Press Release
This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Synovus
Synovus is a financial services holding company with approximately $34 billion in assets based in Columbus, Georgia. Synovus provides commercial and retail banking, as well as investment services, to customers through 30 banks, 330 offices, and 467 ATMs in Georgia, Alabama, South Carolina, Florida and Tennessee. The Company focuses on its unique decentralized customer delivery model, position in high-growth Southeast markets and commitment to being a great place to work to ensure unparalleled customer experiences. See Synovus on the Web at www.synovus.com.
Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance and involve known and unknown risks, many of which are beyond our control and which may cause the Company’s actual results, performance or achievements or the commercial banking industry or economy generally, to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through our use of words such as “believe,” “anticipate,” “expect,” “may,” “will,” “assume,” “should,” “predict,” “could,” “should,” “would,” “intend,” “target,” “estimate,” “project,” “plan,” “potential” and other similar words and expressions of the future or otherwise regarding the outlook for the Company’s future business and financial performance and/or the performance of the commercial banking industry and economy in general. Such forward-looking statements include statements about the Company’s capital plan in general, including statements about the Equity Offering, the Exchange Offer and additional strategic alternatives; the amount of Tier 1 capital that will be generated by the capital plan and the resulting impact on the Company’s capital ratios; the benefits that the Company expects to realize upon the completion of the capital plan, including the improved capital structure and anticipated use of proceeds from the Equity Offering; and the timing for completion of the various elements of the capital plan. Forward-looking statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this document, including, without limitation those risks and factors discussed in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2008, Quarterly Reports for the quarters ended March 31, 2009 and June 30, 2009, under the captions “Forward-Looking Statements” and “Risk Factors,” and in the Company’s Current Report on Form 8-K filed on September 14, 2009. Many of these factors are beyond the Company’s control or ability to predict. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.
The Company has filed a registration statement (including a prospectus) with the SEC for the Equity Offering. Before you invest, you should read the prospectus in that registration statement, the applicable prospectus supplement and other documents that the Company has filed with the SEC for more complete information about the Company and this Equity Offering. You may obtain these documents for free by visiting the SEC’s website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-805-4128 or 1-800-685-4786.
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